Exhibit 99.5

Leasing Overview Chris Ludeman President, Americas Brokerage November 17, 2010

Global Leasing Trends Global vacancy approaching its peak; rents stabilizing and starting to strengthen in some markets Key U.S. markets believed to have hit bottom as national vacancy falls for first time in three years 1. CBRE and TCC revenue for the period December 20, 2006, through December 31, 2006. Q3 2010 Leasing Update Strong Asia Pacific rebound continues, paced by Australia, China, India and Singapore EMEA recovery varies, with London showing particularly strong net absorption Limited office construction will aid rebound as demand revives 1 Global Leasing Revenue ($ in Millions) $692 $986 $1,106 $1,479 $1,870 $1,711 $1,348 2003 2004 2005 2006 2007 2008 2009

Key Market Review

Tokyo Market Snapshot 2.3% Q/Q Change: JPY 31,250 (US$377.19) per tsubo/month Rent: 0 Q/Q Change: 1.1 million sq. ft. Net Absorption: 70 bps Q/Q Change: 5.4% Vacancy: Demand improved modestly with continued relocation activity Vacancy decline fueled by absorption in key business districts and in newly completed buildings Rents remain among world’s highest but pressured by tepid demand for Grade A space Q3 2010 vs. Q2 2010

Sydney CBD Market Snapshot 0.5% Q/Q Change: AUD$709 (US$701) per sq. m./year Rent: 0.07% Q/Q Change: 323,030 sq. ft. Net Absorption: 100 bps Q/Q Change: 8.7% Vacancy: Gradual rent recovery under way Tenant activity beginning to increase causing sublease space to fall New construction caused uptick in vacancy Q3 2010 vs. Q2 2010

Hong Kong Market Snapshot

Q3 2010 vs. Q2 2010

Vacancy (citywide):	5.93%
Q/Q Change:	↓ 102 bps
Net Absorption (citywide):	1 million sq. ft.
Q/Q Change:	↓ 14.6%
(Central CBD) Rent:	HK$104.98 (US$13.54) per sq. ft./month
Q/Q Change:	↑ 11.6%

- Demand for Grade A space continued to strengthen
- Robust takeup pushed vacancy below 6% marketwide – below 3% in CBD
- With tight supply and rising demand, rent growth remains strongest in the world



CBRE
CB RICHARD ELLIS

CB Richard Ellis | Page 6

London Market Snapshot Vacancy: 5.9% Q/Q Change: 40 bps Net Absorption (Central London): 1,479,499 sq. ft. Q/Q Change: 15% Rent: £85.00 (US$136.50) per sq. ft./per annum Q/Q Change: 0% Gross leasing rose strongly driven by UBS’s 700,000 sq. ft. pre-let Availability fell to lowest level since Q2 2009 Prime rents rose in the City but were flat in West End City rent up 25% year-on-year, with further growth expected Q3 2010 vs. Q2 2010

Paris Region Market Snapshot Vacancy: 6.8% Q/Q Change: 0 bps Net Absorption (IdF): 129,167 sq. ft. Q/Q Change: 29% Prime Rent: €770 (US$1,047) per sq. m./per annum Q/Q Change: 0% Vacancy and rents under pressure due to weak demand Most leases are renewals with little expansion Growth in sublease space expected to keep absorption negative Q3 2010 vs. Q2 2010

Los Angeles DT Market Snapshot Vacancy: 17.8% Q/Q Change: 20 bps Net Absorption: (20,765) sq. ft. Q/Q Change: 66.6% Rent: $33.72 per sq. ft. Q/Q Change: 0.7% Rents are believed to have hit bottom and are beginning to increase Gross leasing up from Q3 2009, fueling stronger absorption Vacancy decreases spurred by financial firms expanding their footprint Q3 2010 vs. Q2 2010

Manhattan Market Snapshot Vacancy: 9.0% Q/Q Change: 30 bps Net Absorption: 2.64 million sq. ft. Q/Q Change: 131.6% Rent: $47.74 per sq. ft. Q/Q Change: 0.3% Tenants remain cautious but some are looking to expand Gross leasing slowed in Q3 but 28% higher than a year ago Stable vacancy as new construction is absorbed and new starts are limited Prime rent growth slowing, but broader rent growth to continue Q3 2010 vs. Q2 2010

Vacancy: 10.3% Q/Q Change: 110 bps Net Absorption: 1.8 million sq. ft. Q/Q Change: 63% Rent: $51.12 per sq. ft. Q/Q Change: 1.7% Tenant relocations increasing, backstopped by government demand 200 bps vacancy decline over last six months is U.S.’s largest Absorption turned positive in Q3 for first time since 2007 Washington, DC DT Market Snapshot Q3 2010 vs. Q2 2010

U.S. Office Lease Detail

Average Number of U.S. Office Leases # of Leases 16,159 14,904 12,789 15,148 10,000 11,000 12,000 13,000 14,000 15,000 16,000 17,000 2007 2008 2009 2010 (Sept. YTD) Years

U.S. Office Lease Size 10,492 10,020 10,287 9,500 9,700 9,900 10,100 10,300 10,500 10,700 10,900 2007 2008 2009 2010 (Sept. YTD) Years Sq. Ft. 10,667

U.S. Office Lease Term 55.3 52.5 55.4 50 51 52 53 54 55 56 57 58 2007 2008 2009 2010 (Sept. YTD) Years Months 57.0

Case Studies

Case Study | R & F Center Occupier: 20 tenants Owner: R&F Group 188,900 sq. ft. in 20 leases No. 10, Huaxia Road Guangzhou China

Case Study | Proskauer Rose at Eleven Times Square Occupier: Proskauer Rose, L.L.P. Owner: SJP Properties 406,399 sq. ft. Eleven Times Square Midtown Manhattan, New York Unites States

Case Study | 163 Castlereagh Street Occupier: Freehills Owner: Grocon/LaSalle Investment Management/GPT Group 177,605 sq. ft. 163 Castlereagh Street Sydney Australia

Case Study | Draper’s Gardens United Kingdom Occupier: BlackRock Investment Management Owner: Canary Wharf Group Plc and Omega Land (joint venture) 290,626 sq. ft. Draper’s Gardens Throgmorton Avenue City of London

Case Study | Southern California Gas Company Occupier: Southern California Gas Co. Owner: MPG Office Trust (formerly Maguire Properties) 350,000 sq. ft. 555 W. 5th Street Los Angeles, California United States